Mueller Industries, Inc. Reports Third Quarter 2018 Earnings

MEMPHIS, Tenn., October 23, 2018 -- Mueller Industries, Inc. (NYSE: MLI) announced today third quarter operating income of $33.7 million, compared with $37.5 million in the same quarter of 2017.
Net income for the period was $20.3 million, or 35 cents per diluted share, on $646.0 million in net sales, compared with net income of $22.3 million, or 39 cents per diluted share, on $550.4 million in net sales for the same quarter of 2017.
Higher unit sales volume in our core metal businesses, as well as contributions from acquisitions, led to the higher net sales reported.
Financial and Operating Highlights for the third quarter of 2018 include:

•
The average price of copper declined 36 cents per pound during the third quarter of 2018, resulting in a meaningful negative impact on margins. In contrast, the average price of copper rose 31 cents per pound during the third quarter of 2017, which benefited margins during that period.

•	We recognized $2.3 million of nonrecurring charges in the third quarter of 2018 related to purchase accounting adjustments for recently acquired businesses.

•	We posted $2.7 million of gains in the third quarter of 2018 from the sale of properties.

•	We recorded a $3.1 million loss on the Company’s equity investments in unconsolidated affiliates.

•
The effective tax rate for the quarter of 12.3 percent reflects an adjustment to true-up the transition tax on foreign earnings under the 2017 tax act. The annual effective tax rate for 2018 is expected to be approximately 22 percent.

•	During the quarter, the Company generated $86.3 million in cash from operations and ended the quarter with a current ratio of 3.1 to 1.

Regarding the outlook, Greg Christopher, Mueller CEO said, “Our businesses’ performance was good in the third quarter, although reported earnings were impacted by movements in copper prices. On a LIFO basis, our businesses outperformed 2017 by most metrics, and cash generated from operations was solid. Volume in our mill businesses was strong, led by the recovery of market share in our U.S. copper tube businesses as we benefit from the completion of our modernization investments. As we continue to operate the new equipment more effectively, we expect to recognize the secondary rationalization benefits and achieve our targeted cost improvements.
The economic outlook for most of our markets and businesses remains solid.”

Mueller Industries, Inc. is an industrial manufacturer that specializes in copper and copper alloy manufacturing while also producing goods made from aluminum, steel, and plastics. It is headquartered in Memphis, Tennessee and comprises a network of operations in the United States, Canada, Mexico, Great Britain, South Korea, the Middle East, and China. Its products include tubing, fittings, valves, vessels, and related items for plumbing and HVACR related piping systems, as well as rod, forgings, extrusions, and various components for OEM applications. Products are distributed into sectors such as building construction, appliance, defense, energy, and automotive.

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Statements in this release that are not strictly historical may be “forward-looking” statements, which involve risks and uncertainties. These include economic and currency conditions, continued availability of raw materials and energy, market demand, pricing, competitive and technological factors, and the availability of financing, among others, as set forth in the Company’s SEC filings. The words “outlook,” “estimate,” “project,” “intend,” “expect,” “believe,” “target,” “encourage,” “anticipate,” “appear,” and similar expressions are intended to identify forward-looking statements. The reader should not place undue reliance on forward-looking statements, which speak only as of the date of this report. The Company has no obligation to publicly update or revise any forward-looking statements to reflect events after the date of this report.

CONTACT
Jeffrey A. Martin
(901) 753-3226

MUELLER INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	For the Quarter Ended		For the Nine Months Ended
(In thousands, except per share data)	September 29, 2018	September 30, 2017	September 29, 2018	September 30, 2017

Net sales	$645,958	$550,363	$1,948,791	$1,742,549

Cost of goods sold	566,956	471,262	1,676,446	1,484,000
Depreciation and amortization	10,619	8,266	29,081	25,216
Selling, general, and administrative expense	38,889	33,214	112,077	104,676
Asset impairments	—	—	—	411
(Gain) loss on sale of assets	(2,691)	140	(334)	(1,491)
Insurance recovery	(1,486)	—	(1,486)	—

Operating income	33,671	37,481	133,007	129,737

Interest expense	(6,746)	(5,237)	(18,728)	(14,210)
Other income (expense), net	411	(380)	1,557	556

Income before income taxes	27,336	31,864	115,836	116,083

Income tax expense	(3,373)	(8,716)	(23,179)	(33,295)
Loss from unconsolidated affiliates, net of foreign tax	(3,100)	(394)	(13,568)	(1,746)

Consolidated net income	20,863	22,754	79,089	81,042

Net income attributable to noncontrolling interests	(571)	(496)	(1,487)	(1,164)

Net income attributable to Mueller Industries, Inc.	$20,292	$22,258	$77,602	$79,878

Weighted average shares for basic earnings per share	56,877	56,987	56,858	56,891
Effect of dilutive stock-based awards	540	456	524	542

Adjusted weighted average shares for diluted earnings per share	57,417	57,443	57,382	57,433

Basic earnings per share	$0.36	$0.39	$1.36	$1.40

Diluted earnings per share	$0.35	$0.39	$1.35	$1.39

Dividends per share	$0.10	$0.10	$0.30	$8.30

Summary Segment Data:

Net sales:
Piping Systems Segment	$410,525	$384,078	$1,294,672	$1,205,697
Industrial Metals Segment	158,709	147,578	511,932	451,919
Climate Segment	81,619	32,488	156,854	103,403
Elimination of intersegment sales	(4,895)	(13,781)	(14,667)	(18,470)

Net sales	$645,958	$550,363	$1,948,791	$1,742,549

Operating income:
Piping Systems Segment	$25,408	$20,941	$100,376	$86,323
Industrial Metals Segment	15,111	22,698	53,837	59,434
Climate Segment	5,774	5,429	16,668	17,155
Unallocated expenses	(12,622)	(11,587)	(37,874)	(33,175)

Operating income	$33,671	$37,481	$133,007	$129,737

MUELLER INDUSTRIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

(In thousands)	September 29, 2018	December 30, 2017
ASSETS
Cash and cash equivalents	$104,735	$120,269
Accounts receivable, net	308,231	244,795
Inventories	313,396	327,901
Other current assets	34,842	46,150

Total current assets	761,204	739,115

Property, plant, and equipment, net	360,655	304,321
Other assets	299,884	276,737

	$1,421,743	$1,320,173

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current portion of debt	$9,254	$16,480
Accounts payable	121,412	102,503
Other current liabilities	113,617	123,269

Total current liabilities	244,283	242,252

Long-term debt	510,032	448,592
Pension and postretirement liabilities	26,844	28,713
Environmental reserves	21,339	23,699
Deferred income taxes	17,299	19,403
Other noncurrent liabilities	18,538	21,486

Total liabilities	838,335	784,145

Total Mueller Industries, Inc. stockholders’ equity	568,986	522,111
Noncontrolling interests	14,422	13,917

Total equity	583,408	536,028

	$1,421,743	$1,320,173

MUELLER INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	For the Nine Months Ended
(In thousands)	September 29, 2018	September 30, 2017

Cash flows from operating activities
Consolidated net income	$79,089	$81,042
Reconciliation of consolidated net income to net cash provided by operating activities:
Depreciation and amortization	29,320	25,439
Stock-based compensation expense	5,953	5,555
Loss from unconsolidated affiliates	13,568	1,746
Gain on sale of business	—	(1,491)
Gain on disposals of properties	(247)	(26)
Gain on sales of securities	—	(611)
Impairment charge	—	411
Insurance recovery	(1,486)	—
Deferred income taxes	(1,502)	624
Changes in assets and liabilities, net of effects of businesses acquired and sold:
Receivables	(42,201)	(33,359)
Inventories	48,716	(40,920)
Other assets	11,250	(3,372)
Current liabilities	(7,947)	20,967
Other liabilities	(13,862)	(1,498)
Other, net	1,864	(965)

Net cash provided by operating activities	122,515	53,542

Cash flows from investing activities
Capital expenditures	(16,685)	(17,297)
Acquisition of businesses, net of cash acquired	(167,677)	(18,396)
Proceeds from sale of business, net of cash sold	—	17,483
Investments in unconsolidated affiliates	(609)	(3,317)
Proceeds from sales of properties	18,693	11,732
Proceeds from sales of securities	—	1,787

Net cash used in investing activities	(166,278)	(8,008)

Cash flows from financing activities
Dividends paid to stockholders of Mueller Industries, Inc.	(17,051)	(191,241)
Repurchase of common stock	(6,575)	—
Issuance of long-term debt	194,131	—
Repayments of long-term debt	(139,518)	(100,917)
Repayment of debt by consolidated joint ventures, net	(2,978)	(3,451)
Net cash used to settle stock-based awards	(726)	(1,644)
Dividends paid to noncontrolling interests	(592)	(2,909)

Net cash provided by (used in) financing activities	26,691	(300,162)

Effect of exchange rate changes on cash	(442)	4,466

Decrease in cash, cash equivalents, and restricted cash	(17,514)	(250,162)
Cash, cash equivalents, and restricted cash at the beginning of the period	126,563	360,469

Cash, cash equivalents, and restricted cash at the end of the period	$109,049	$110,307